Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q2 2019 Big Lots Inc Earnings Call EVENT DATE/TIME: AUGUST 30, 2019 / 12:00PM GMT

OVERVIEW:
Co. reported 2Q19 net sales of $1.252b and adjusted income of $20.6m or $0.53 per diluted share. Expects 2019 adjusted diluted EPS to be $3.70-3.85. Expects 3Q19 adjusted loss per share to be $0.15-0.25.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer
Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

CONFERENCE CALL PARTICIPANTS
Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP
Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst
Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst
Jason Daniel Haas BofA Merrill Lynch, Research Division - Analyst
Joseph Isaac Feldman Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst
Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
Renato Oscar Basanta Barclays Bank PLC, Research Division - Research Analyst
Robert Adam Friedner Piper Jaffray Companies, Research Division - Research Analyst

PRESENTATION
Operator

Ladies and gentlemen, welcome to the Big Lots Second Quarter Conference Call. (Operator Instructions) As a reminder, this conference is being recorded.

At this time, I would like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Good morning. Thank you for joining us for our Second Quarter Conference Call. With me here today in Columbus are Bruce Thorn, our President and CEO; Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer; and Jonathan Ramsden, Executive Vice President, Chief Financial & Administrative Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor provisions as stated in our press release and our SEC filings, and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results. For the second quarter of fiscal 2019, this excludes after-tax charges totaling $14.5 million or $0.37 per diluted share associated with the implementation of our strategic business transformation. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

This morning, Bruce will start the call with a few opening comments, Lisa will discuss our Q2 results from a merchandising perspective, Jonathan will review the financial highlights from the quarter and the outlook for fiscal 2019, and Bruce will complete our prepared remarks before taking your questions.

I will now turn the call over to Bruce.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Thank you, Andy, and good morning everyone. Before we get started, I would like to take a moment to welcome Jonathan to the Big Lots family. He brings extensive and highly relevant experience to the role and we're excited to have a leader with his breadth of knowledge as we transform and reposition our business for long-term success.

I also want to extend my sincere gratitude and appreciation to Tim Johnson for his numerous contributions over 18-plus years with Big Lots. TJ helped oversee the growth and professionalization of our finance function while also leading our real estate and asset protection teams. In addition, TJ was instrumental in developing and fostering the company's relationship with Nationwide Children's Hospital. We wish him the best as he embarks on a new chapter.

Turning back to our business. We'll talk more about the second quarter and near-term outlook in a moment. But before doing that, I want to take a few moments to review where we are on the transformational journey that we refer to as Operation North Star.

While elements of this plan, such as the Store of the Future, have been in progress for some time, the last 6 to 9 months have involved a tremendous effort across the entire organization to chart a new course for the company. This effort has been supported by a world-class consulting firm and began with extensive customer research to establish where we should play and how we can win. Since then, the transformation project has evolved into approximately 20 detailed work streams under 3 overarching themes of driving growth, funding the journey, and enabling our organization to deliver on these opportunities.

As we sit here today, I'm excited and highly encouraged by the progress we've made on these initiatives. Most importantly, I am confident that we are poised to see an acceleration of the impact on our business as we move into 2020 and beyond. This confidence is based on the results and validation we have already seen.

Under driving growth, this includes the continued rollout of Store of the Future, but also many other initiatives to drive top line growth. These include: Accelerating our new store openings, a step change in volume we are driving through our development e-comm and omnichannel capabilities, the growth of our Rewards program, the rollout of Broyhill and the launch of 2 new initiatives we refer to as Life's Occasions and Traffic Drivers.

Starting with Store of the Future. Our results continue to be strong. We started 2019 with approximately 200 stores in the new format, and through Q2, we've remodeled an additional 123. The team is on time and on budget with the remodels as we approach the final phases of work for the year, and we are on pace to finish an additional 91 stores by the end of October or just in time for the high-volume holiday selling season in Q4. Sales lifts in the first year after remodel continue to be in the high single-digit range with the vast majority of the increase coming from the margin-rich categories of Furniture, Seasonal and Soft Home. The stores in year 2 after the remodel also continue to perform well and in general are outperforming the balance of chain.

Store of the Future was a significant contributor to the comp in Q2, adding nearly 1 point to the result, with the lift coming from a balance of an increase in transactions and a bigger basket. This is very encouraging as the transaction growth is coming from higher traffic to our stores, which is a great unlock for the business. Moreover, our Net Promoter Scores in these stores are posting strong increases, further validating that this model is resonating with our customer. Taking into account new stores, we'll enter the peak holiday selling period this year with 250 more stores in the new format as compared to last year.

The Store of the Future program began before I joined the company and it fits in very well with the growth initiatives that we are working on under Operation North Star. Store of the Future has the capacity to grow and adapt as we do, and as we roll out Store of the Future class of 2020, we will use the learnings from the initial rollouts to further enhance the return on investment.

Our new stores are performing very well with many recent openings producing results at or above the highest marks in our company history. In the second quarter, high-volume new store openings plus successful remodels added 130 basis points to total sales growth, the largest contribution we've seen from new stores in years. The majority of these openings are relocations, where we've appropriately sized the store to showcase the

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

merchandise categories of Furniture, Seasonal and Soft Home while ensuring we have ample space to surprise and delight our customers with additional assortments throughout the store. We estimate approximately 50 new or relocated stores this year, resulting in net positive new store openings for the first time since 2012. Most importantly, however, we see significant new store growth potential going forward aided by the new productivity-driving initiatives across our fleet under Operation North Star. We expect this to be a meaningful lever of growth going forward.

Our e-comm team delivered another quarter of significantly improved operating results while successfully launching and rolling out BOPIS, that is Buy Online, Pickup in Stores, to all stores over the past few weeks. This is a big win for our team and we are highly encouraged by the results so far. BOPIS has nearly doubled the number of viewable SKUs online and our customers' response has been better than expected. We're receiving more orders per day per store than anticipated and the average order value is higher than our original estimates.

She has been purchasing mostly Seasonal products and Furniture, items readily available on BigLots.com, and she often makes additional purchases in store when she picks up her order. In addition, Food and Consumables assortments are eligible for BOPIS, making this popular shopping option even more convenient for her. BOPIS an excellent way for us to capitalize on the continued strong growth in our online traffic and we see much more upside in the e-com channel going forward.

Next, our Rewards loyalty program which reached yet another record in Q2, ending the quarter with 18.3 million active members, an all-time high. We added approximately 568,000 active members in the quarter, increasing the membership base 16% year-over-year. We also achieved record loyalty program penetration for sales and transactions in Q2, both posting significant increases over last year. The marketing team continues to do a great job leveraging this base of loyal customers with the messages directed at her where she consumes media, whether it be e-mail, social or digital channels.

We know our Rewards members shop our stores more frequently and typically drive a bigger basket, highlighting the importance of these loyal customers. Currently, sign-ups are split 50-50 between in-store and online. We believe growing our rewards database will provide increasing opportunities to understand and leverage customer segmentation going forward.

Turning to some newer opportunities. Under our Life's Occasions initiative, we have carved out an area in front of the store called The Lot, comprising approximately 500 square feet, in which we will feature a series of programs focused on lifetime events. The Lot will be an innovation engine for the store, bringing newness, freshness and novelty with traffic-driving assortments in new categories, like apparel, that expand our right to play.

Our first test occurred in 6 stores in Q2 with the addition of new fixturing, signage and a bundled, curated assortment with elevated quality and value for dorm savings, a new approach to the back-to-campus theme. The offering was supported with specific marketing messaging through digital channels and print circulars, and the customers' response was very encouraging with incremental sales lifts in these stores.

In August, The Lot transitioned to an assortment focused on backyard bargains and the response has been even stronger with higher sales lifts, repeat shopping trips and favorable feedback from customer intercepts. Based on her reaction, we are evaluating how extensively The Lot can be incorporated into our 2020 plan. We'll have more details on the next call in December, but in the interim, I hope some of you will have the chance to visit the stores where we have created The Lot. Andy can provide a list.

Next, our Traffic Drivers initiative is focused on providing assortments to drive foot traffic to our stores and help our customer to find more items on her list. The Traffic Drivers initiative arose from our customer research and includes the addition of a significant number of SKUs in brand-name, consumable, never-out products. We believe the consistent availability of these SKUs will drive increased frequency of business to our stores, supporting sales in other higher-margin categories. Meanwhile, we will still surprise her with closeouts. Earlier this week, we launched Traffic Drivers in 24 initial locations, transitioning 80 linear feet from food staple items to consumables. We are planning an extensive rollout of this initiative in 2020 and are excited about the potential. Alongside this, we are also looking at product density opportunities, including the possibility of new fixturing and configurations with the front and queue area.

A further work stream is focused on strengthening our presence in Home, with the launch of Broyhill representing our first step. We're on track for a soft launch in January 2020 and expanded or full launch a few months later. This iconic brand will be a growth driver not only in Furniture but also in our Seasonal, Soft and Hard Home categories with emphasis on a better and best offerings.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

As you can see, we have many significant growth opportunities in the pipeline and we are confident that these will drive a new chapter of growth for Big Lots with a strong return on invested capital. We will quantify this opportunity more over our next couple of earnings calls.

Alongside these growth initiatives, we have also maintained a strong focus on the second pillar of our strategy, funding the journey. We have already announced that we expect to achieve cumulative cost savings over the next 3 years of $100 million. We are well on our way to driving that number higher and we'll give further updates on future earnings calls as we continue to validate opportunities to be more efficient.

As an example, in Q2, we improved our in-store labor model with a new, simpler management structure designed to improve the shopping experience by focusing more of our resources on serving the customer. Ensuring we are optimizing the impact of our expense dollars will be an ongoing focus for the company.

Overall, we remain confident that we are on the right track with Operation North Star. We're making strategic investments that will generate returns well in excess of our cost of capital, and the results from this work will become increasingly evident as we move forward. I'm excited about the progress on these existing initiatives, all focused and our customers Living BIG and Saving LOTS. We are just at the beginning of this journey, but expect to make significant progress over the next 12 to 24 months.

Now turning to the second quarter. It was another good one for the company with sales growth and comps in line with guidance and adjusted EPS above expectations. We were pleased to deliver these results despite a challenging and uncertain environment caused by trade tensions and import tariffs. As we will review in a moment, we expect the back half of the year to remain challenging; in particular due to the growing impact of tariffs. But we are confident we can navigate through this and deliver a good result for the year.

Total sales for the quarter grew 2.5%, the highest level of growth since Q3 of 2018; and comparable-store sales increased 1.2%, our fifth consecutive quarter of positive comps and on top of a 1.6% increase in the second quarter of last year. Lisa will discuss the merchandise category performance in a moment, but at a high level, the 4 businesses where the customer gives us the most permission to play, Furniture, Soft Home, Seasonal and Consumables, once again drove the top line increase in the quarter. At this level of sales growth, we recorded adjusted EPS of $0.53, which was above the high end of our guidance range. The earnings beat was primarily attributed to lower expense levels that Jonathan will review later in the call.

I'll now hand the call over to Lisa for more detail on Q2 merchandising results, but will return to make some closing remarks in a few moments.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Thank you. And good morning, everyone. As Bruce highlighted, Q2 was a good quarter from a sales perspective with comps increasing 1.2%, in line with our guidance of a low single-digit lift, which is particularly encouraging in light of the slow start in May resulting from poor weather conditions across most of the country. 4 of the 7 divisions comped up in the quarter, and with the understandable exception of Seasonal in the month of May, all 4 of them posted positive results each month in quarter 2. In addition, the strength was broad-based within these divisions, with most or all departments consistently contributing to the increases.

From a merchandise category perspective, Furniture was the top performer, up high single digits, which is on top of a 4% increase last year. Congratulations to the team for an excellent quarter. All 4 departments, that is upholstery, mattresses, case goods and ready-to-assemble, were strong in Q2. Jennifer continues to love our motion sofas and loveseats, an offering we expanded this year. And mattresses had a very good quarter, driven in part by a successful Memorial Day event.

Our 2 convenient financing options for in-store purchases are also very popular with her. Easy leasing, the lease-to-purchase program offered through Progressive, comped the comp once again in Q2, growing double-digit with penetration in Furniture sales reaching 20% in the quarter.And the Big Lots Credit Card administered by our partners at Alliance Data Systems had record-setting growth not only in Furniture transactions but across many categories in the store. We're in the process of improving the card program with refreshed creative, more prominent in-store signage, a new look for the card and the addition of exclusive events for cardholders. We believe this is a positive sign of things to come for the Big Lots Credit Card.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

We are also executing the transition from Serta to Sealy mattresses in the majority of our stores. The Sealy brand has a strong quality perception and has performed very well in our larger-format stores currently offering both Sealy and Serta mattresses. This expanded partnership will increase our ability to offer more frequent updates of styles, features and technology and elevate the excitement factor in this key category while funding future growth opportunities. And while the majority of our in-store mattress assortment will be Sealy, we will continue to carry the Serta brand in all stores with an expanded offering in our larger-format stores as well as online.

Next is Soft Home, up low single digits. Another very good job by the team who have extended their streak to 22 consecutive quarters of comp growth in this high-margin category. 7 of 8 departments were up in Q2 with notable strength in home decor, home organization and flooring. This business continues to benefit from our initiative to increase density and find better uses of space. For instance, home decor leveraged never-outsets and additional improved density on our end caps to comp up low double digits.

Consumables was also up low single digits. Congratulations to the team who are celebrating their third consecutive quarter of positive comps.The increase in Q2 spanned 4 or 5 departments and was driven in part by expanded cleaning aids in our housekeeping business and never-outsets in health and beauty. Paper and pet also posted a very good results for the quarter. Our customer gives us high permission to play in consumables,which has been an important learning for Big. This traffic-driving category is one of our most productive from a linear foot perspective, which bodes well as we look to expand it in the future.

Seasonal was up low single digits, a solid performance for the team, all things considered. The relevance in sell-through of lawn and garden summer assortments is highly correlated with warm and dry weather, and our best chance to sell these products at full ticket occurs in the months leading up to Memorial Day holiday. Last year, after a very cool and wet spring, mother nature cooperated with good weather in May and the months to follow, and Jennifer responded in a big way, driving up the business approximately 10% both in the month of May and for Q2. This year, we weren't as fortunate with the weather card in May and sales were pressured, down mid-single digits in the month. As conditions improved in June and July, sales improved, although many occurred as we executed our markdown cadence to clear space for back-to-campus, Halloween and harvest.

Food was down in the quarter as industry-wide competition continues to intensify for this business. In addition, as a reminder, our Store of the Future format reduces the space allocated to the food category. We did see a couple of bright spots in Q2, namely candy, snacks and beverage product. However, the overall softness of pantry- and staple-type items pressured category results.

Recently, we're seeing encouraging trends coming from our food reset that was completed at the beginning of Q2. In this reset, we redirected inventory and space to entertaining categories where we have a high permission to play, including beverage, salty snacks, cookies and candy. And we created destination assortments for coffee and healthy snacking. We also reduced our space in food staples by 8 feet and deployed to consumables.

Electronics, Toys & Accessories was also down in Q2, a consistent with our internal planning. One business to call out, however, toys comped up mid-single digits in the quarter driven by a relevant assortment of on-trend branded product. Congratulations to the toys team for a very good start to the year. We're excited for the months to come as the team has identified incremental opportunities with new vendors and products for our customer as she prepares for the upcoming holiday season.

And finally, Hard Home was down in Q2 driven primarily by 2 significant category edits: First, as announced last quarter, we exited greeting cards;and second, we reduced the space for everyday stationery 50%. Both were done to accommodate expanding businesses where we have a higher permission to play. We did see good performance in a few departments, including tabletop, food prep and small kitchen appliances, but the increases were offset by other category declines.

Before handing the call over, I want to take a moment to thank our team for the extra effort spent over the last few weeks and months on the topic of import tariffs. We clearly understand the importance of price and value to Jennifer and we're proactively addressing what often feels like a moving target. Since the very first announcement more than a year ago, the team has been carefully assessing the products on each of the 4 lists and the potential impact on Big. They have done a very good job managing through the impact with short-term measures, including working with manufacturers, both import and domestic, to reduce overall cost; adjusting retail prices where appropriate; and evaluating the overall number of units purchased.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

Our exposure to tariffs this year has been predominantly but not exclusively items on List 3 and the overall impact has been managed very well. List 4a and 4b will have minimal impact this year. In some cases, we are adjusting prices but we are also expecting to absorb some margin impact until the situation stabilizes. The team has also spent a great deal of time developing longer-term solutions if the current tariff environment and the related unpredictability does not abate.

I'll now turn the call over to Jonathan for insight on the numbers and our guidance for 2019.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer

Thanks, Lisa, and good morning, everyone. I would like to start by saying that I am thrilled to be here at Big Lots and excited to work with Bruce and the whole team as we move forward on our strategic business transformation.

Net sales for the second quarter of fiscal 2019 were $1.252 billion, up 2.5% versus the $1.222 billion we reported last year. The increase in total sales resulted from our positive comp and sales growth in high-volume new stores not included in the comp base, partially offset by slightly lower store count year-over-year. Comparable store sales for stores open at least 15 months plus e-commerce sales increased 1.2% compared to our guidance of a low single-digit increase. In terms of the cadence throughout the quarter, comps were up in each of the 3 months with the slow start in May that Lisa mentioned a moment ago, June posting the best results and July generally in line with Q2.

Adjusted income for the second quarter was $20.6 million or $0.53 per diluted share, which compares to our guidance of $0.35 to $0.45 per diluted share and income of $24.2 million or $0.59 per diluted share for the same period last year. The gross margin rate for Q2 was 39.8%, which was down from last year's second quarter rate of 40.2%. As anticipated, a higher markdown rate and promotional selling, principally in Seasonal product, was only partially offset by the continued favorability we are experiencing in merchandise mix and shrink.

Total adjusted expense dollars were $466 million or up 2% to last year, which was favorable to our guidance of expense growth in the mid-single digits. Depreciation was the largest contributor to the favorability, resulting from the timing of CapEx spend and an extension on the depreciable life of assets in Store of the Future stores and new stores. As we reviewed our level of capital expenditures for Store of the Future locations in comparison to our remaining expected lease terms on those locations, we determined it appropriate to make this change. The estimated impact of this change is approximately $12 million to $14 million for fiscal 2019, of which approximately $6 million was recorded in Q2. In total, depreciation expense in the quarter was $30 million compared to $30.5 million last year.

In addition to depreciation, expense trends were favorable in store operations, transportation, health and welfare and Worker's Comp, partially offset by higher bonus expense and certain other items. Our adjusted expense rate in Q2 was 37.2%, down 20 basis points from last year's rate of 37.4%.

Interest expense for the quarter was $4.6 million compared to $2.4 million last year, primarily reflecting a higher average draw on our revolver versus last year as well as a somewhat higher average interest rate.

The adjusted income tax rate for the quarter was 24.3% compared to the last year's rate of 24.6%.

Moving on to the balance sheet. Inventory ended the second quarter of fiscal 2019 at $874 million compared to $854 million last year, a 2% increase. Inventory levels on a per store basis increased approximately 3%. During Q2, we opened 20 new stores and closed 13 stores, leaving us with 1,411 stores and total selling square footage of 31.7 million. Capital expenditures for the quarter were $86 million compared to $58 million last year. The increase in CapEx aligns with our strategic investments in Store of the Future, a new California DC and a higher number of new store openings year-over-year.

We ended the first quarter with $54 million of cash and cash equivalents and $468 million of borrowings under our credit facility. This compared to $58 million of cash and equivalents and $325 million of borrowings at the end of the second quarter last year. Our increase in borrowing includes the effects of elevated CapEx year-over-year, the increase in inventory and the cash impact of non-GAAP costs associated with our strategic transformation.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

As announced in a separate press release earlier today, on August 28, 2019, our Board of Directors declared a quarterly cash dividend of $0.30 per common share. This dividend payment of approximately $12 million is payable on September 27, 2019, to shareholders of record as of the close of business on September 13, 2019. Year-to-date, approximately $75 million has been returned to shareholders in the form of share repurchases and dividend payments.

Prior to reviewing our guidance for the balance of the year, I would like to give a brief update on the transition of operations from our existing distribution center in Rancho Cucamonga, California, to our new DC in Apple Valley, California. Based on the pace of user acceptance testing, we are pushing the beginning of the transition out to December for initial car and receipts of the new DC with the final cutover in January.

Alongside the transition, we are in advanced negotiations to sell the facility in Rancho Cucamonga. We expect to reinvest a portion of proceeds to exercise a purchase option on our corporate headquarters here in Columbus, with this arrangement providing both favorable tax treatment and lower overall expense going forward. The balance of the anticipated gain, net of tax, will be used for the paydown of our outstanding revolver debt.

Now turning to forward guidance. For Q3, we expect an adjusted loss of $0.15 to $0.25 per share, which compares to last year's loss of $0.16 per share. Our guidance assumes comparable store sales approximately flat with the positive spread to total sales growth somewhat greater than inQ2. The growth in total sales incorporates the recent positive sales trends in new stores as well as an increased number of new store openings year-over-year. The gross margin rate for the third quarter is expected to be slightly lower than last year, driven in part by absorbing some of the impact from tariffs. Adjusted expense as a percent of sales is expected to be lower than last year with favorability in store payroll, corporate headquarters expenses and transportation, partially offset by the California DC transition and Store of the Future-related costs.

In terms of our outlook for the full year, we are maintaining our guidance for adjusted income to be in the range of $3.70 to $3.85 per diluted share compared to last year's adjusted EPS of $4.04. The outlook is based on comparable store sales flat to slightly positive. The outlook assumes that the benefit of lower-than-planned expenses will be substantially offset by gross margin rate pressure, in particular from tariffs. The gross margin rate for the full year is expected to be modestly lower than last year, and adjusted expenses as a percent of sales are expected to be flat with last year. Depreciation is now forecasted to be approximately $135 million for the year.

In general, as Bruce said earlier, we are committed to driving further expense savings under our fund the journey initiative and expect that this will provide us with insulation against incremental tariff headwinds in 2020. We'll provide an update on our expense savings initiative on the next earnings call.

As a reminder, all of our commentary has been on a non-GAAP basis, excluding transformation costs, merchandise category exit costs, and legal settlement contingencies. In our press release, we also provided GAAP guidance for fiscal 2019. The level of non-GAAP activity on an after-tax basis is in the range of $36 million or $0.90 per diluted share for the year, resulting in cash flow of approximately $75 million versus our prior guidance of $65 million for the year.

I’ll now turn the call back over to Bruce.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Thanks, Jonathan. As I mentioned in my opening remarks, we are facing uncertainty in our business due to the impact of tariffs and a highly competitive environment. However, I'm confident we'll be able to navigate through this environment to deliver a good outcome for 2019. Our existing initiatives and Operation North Star are working and we have important additional initiatives and work streams in the pipeline to be rolled out over the next 12 to 24 months focused on profitable long-term growth.

I want to take a moment to thank our associates in the field and here in the corporate office for their dedication, passion and contributions as we execute this major transformation for the company.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

As I look forward, I've never been more excited about Big Lots' future. We are rolling out growth initiatives that will make us more relevant and competitive. We are proactively bending our cost curve to fuel the growth going forward. And we have a resilient, nimble and dedicated team, the best in retail, to get after our fair share and possibly more of the value store marketplace. We expect these efforts to result in strong returns for our shareholders.

I’ll now turn the call back over to Andy.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Thanks, Bruce. Operator, we would now like to open the lines for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Brad Thomas with KeyBanc Capital Markets.

Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

Welcome, Jonathan.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer

Thank you, Brad.

Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

I wanted to first get into the guidance a little bit. You haven't given explicit fourth quarter guidance, but obviously we can see what's implied here from the full year and the third quarter. And I'm backing into about $2.45 to $2.60 for the fourth quarter. I guess as you think about the current trajectory of the business and the impact from tariffs, can you help us think about how to model that all-important fourth quarter for you?

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer

Yes, Brad. As you say, we haven't given a specific guidance for the fourth quarter, but you can back into it broadly from the third quarter and the full year guidance we've given. We are holding our full year EPS range. I think what you can extrapolate as you look over the fourth quarter is that the comp trend is sort of broadly in line with what we're projecting with Q3. I think what we're also projecting into Q4 is some gross margin rate erosion, in particular allowing for the incremental impact of tariffs in Q4 as we're also seeing some of that in Q3. So I think they're the main sort of pointers that you can infer from the guidance we've given for the balance of the year.

Bradley Bingham Thomas Keybanc Capital Markets Inc., Research Division - Director and Equity Research Analyst

That's helpful. And then if I could ask a question about some of the strategies to drive growth going forward. We've been seeing you and youre-mails advertise closeouts a little bit more. I was wondering, Bruce, if you could talk about how the role of closeouts has been evolving of late and how that might fit into your strategy going forward

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

No problem. Thanks, Brad. Closeouts are still very important to us primarily in the Food categories and the Consumable category, where they still represent around up to 25% of the offering. Overall in the store it's around 9%, 10%. But we are still always top of mind for vendors that are dealing with closeouts. We get to pick from the list. It's a nice surprise and delight in those categories I just mentioned.

But alongside that, what we're doing now with the traffic driving test is also offering her an opportunity to shop the brand she loves. And those brands are things that she can depend on, they're never-out brands. And what's nice about this proposition of having closeouts next to those traffic-driving brands in Food and Consumables, primarily in Consumables, is that she gets to see a competitive price in that area and also gets the surprise and delight of a closeout offering, which in many times, can be 10% to 40% lower than other competitors. So it's a nice offering where what we're up against in competition-wise is maybe a manufacturing coupon.

So it's got a very important role. Our customer insights tell us that she is all about surprise and delight and the treasure hunt and loves a great deal, so it's important in those categories.

Operator

Our next question comes from the line of Joseph Feldman with Telsey Advisory Group.

Joseph Isaac Feldman Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst

I wanted to understand, it sounded like the comp trend maybe got a little better in June and July with -- once weather was cleared out. And so I'm trying to, I guess, understand why you forecasted the comp down for the second half. What changed? I guess, especially with some price pass-through of some of the tariffs, I would have thought that you'd be able to maybe see some of that in ticket.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer

Hey, Joe. Yes, so the cadence we talked to for the second quarter was that May was relatively tough because of weather and other factors, June was pretty strong and then July was in line with the comp for the quarter as a whole. I think when you look at Q2 and Q3, we're not looking at a significant sequential change in the comp relative to where we came in at the end of Q2. As you know, in the back half of the year, we are up against some somewhat higher comps in the back half of last year. But again, I wouldn't characterize the change we're making as being very dramatic in the overall scheme of things.

Joseph Isaac Feldman Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst

Understood. And then just a follow-up. With regard to the $36 million in charges for the year, can you remind us maybe just the major buckets where -- what those things are? Just to refresh our memory on that.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer

Yes. There are the 3 big buckets of that. The first is the transformation costs associated with our Operation North Star; so the cost of executing that project, some severance and other costs related to that execution. We also had some legal contingencies that we booked in Q1. And then we had some exit costs relating to our exit of the greeting cards category that we recorded in Q1. So those charges, we believe, are substantially behind us at this point. We are not anticipating significant ongoing non-GAAP adjustments. There are a couple of things that may run through related to the Operation North Star transformation, but broadly, we believe that's behind us at this point.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

Operator

Our next question comes from the line of Paul Trussell with Deutsche Bank.

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst

Totally understand the Seasonal markdown pressure that may have took place in the second quarter impacting your gross margins. Maybe just talk a little about the go-forward puts and takes as it relates to gross margin.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer

I'll be happy to jump in on that, Paul, and then maybe Lisa or Bruce may want to add something. Yes, what we said with the back of the year is that we have taken down our gross margin rate guidance, in particular to allow for the expectation that we are going to need to absorb some of the impact on tariffs. So that's I think the headline, but I'll let Lisa expand on that.

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Yes. Again, I think from what we saw in second quarter, you're right, we had pressure from a Seasonal perspective. But also we're learning from the tariff implications, what we're doing from a pricing perspective. And we really believe in continuing to offer that value proposition for Jennifer, and I think our guidance reflects some of the headwinds there. But we're comfortable with where we are sitting from a margin perspective.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Yes. And Paul, I'll just add a few more things. Look, everybody's talking about tariffs and talking about trade tensions. It's all over the headlines, you're on every call hearing it as well. I think the thing that we want to portray here is Big Lots was always a great value before this and will continue to be a great value going forward. And consumer sentiment is still strong. In some cases, we'll raise prices; in some cases, we'll negotiate cost; we'll decrease units as it makes sense; change sourcing. And we'll also make room in our P&L to compete and win, and that's what you're seeing there. We will continue to deliver and hope to have good results for 2019 and the plan 2020 accordingly.

Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
And as it relates to the Store of the Future, certainly continue to see really strong results in year 1 and now kind of above average gains in year 2. Just as you guys have continued to observe the progress, just curious on any updates on ultimately how many stores you believe you can put this format in, any tweaks that you all are making along the way? And ultimately, any changes in thoughts around the cadence of openings going forward?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Paul, this is Bruce, I'll take that. First off, let me just say I'm very excited about Store of the Future. I love the fact that I came to the company and it was already in place, because it creates just a fantastic foundation for our future growth. You're right, still, in first year, we get high single-digit lifts; and in second year, we're still very pleased. Phoenix being our market that we're really, really pleased with. Other markets are generally up as well and we're happy about that.
The Store of the Future is exciting, and we're learning as we go through it the there's new things we can do. One -- some of the things that we are looking at is how do we do it more efficiently and effectively from a cost perspective? As you know, our investment is around $400,000, $500,000 per store. It produces high mid-teen IRR results, which is much greater than our weighted average cost of capital. So we're pleased with that.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

I think the other thing that I like about it is that at the end of this year, we'll be at 1/3 of our fleet in the new format, Store of the Future, which is about 465 stores. We have a schedule on the cadence that has us completing our fleet -- or the majority of our fleet, maybe there will be 10-plus percent left that wouldn't make sense to convert, but completing that by Q3, end of 2021.
And while we do this, it opens up a very valuable platform for us to introduce new concepts like we talked about on this call, The Lot, and other things that really create surprise and delight in a structured, clean environment in a neighborhood store that she just absolutely loves. So we're learning on -- learning much about Store of the Future and we're very excited about what it's doing and what it will continue to do.

Operator
Our next question comes from the line of Peter Keith with Piper Jaffray.

Robert Adam Friedner Piper Jaffray Companies, Research Division - Research Analyst

It's actually Bobby Friedner on for Peter. First on SG&A, you mentioned about some layoffs in stores. And based on Q3 guidance, seems like there was pretty healthy SG&A leverage. I guess, could you just give a little color around the strategy behind the layoffs and how much that's contributing to SG&A improvement in the back half?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Bobby, this is Bruce. I'll comment on it. It's always very difficult to say goodbye to employees that worked with us. They're like family to us, so it's difficult. But the process really came out of the results of us doing some benchmark studies and understanding that in many stores, not all, but in many stores, we were top-heavy. And what we really needed to do was translate that structure to a more nimble structure where we invested the hours in more customer-facing hours. And so the result of it, while there is a cost benefit to it, the result is a stronger customer-facing team in every store with better leadership structure. And the results are we're getting increased Net Promoter Score ratings over the last month. So it's a very difficult decision to do that, but it was the right decision for our go-forward.

Robert Adam Friedner Piper Jaffray Companies, Research Division - Research Analyst
Got it. I appreciate that color. And then separately on tariffs. So now that your first season that had price increases in part due to tariffs, how do you feel about the consumer's reaction to higher prices? And have you noticed any changes to unit velocities on SKUs you've raised price on?

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Bobby, it's still early, but I would say from a macro viewpoint, a marketplace viewpoint, we believe consumer sentiment is still very strong. I think some of the headlines in the news will cause skepticism to increase, and that's highly correlated to spend. Although I don't think the consumer is cutting back any time soon here, that could prove differently if the tensions continue. But having said that, really what impacted us as of late was the List 3, as Lisa mentioned in her prepared notes. And we have taken the measures to mitigate that and keep working through it. And we'll do that through List 4 and beyond.

Operator

Our next question comes from the line of Chris Prykull with Goldman Sachs.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst
I just had a follow-up related to the D&A comments that you made. I think -- and correct me if I'm wrong, but I think you said there was a benefit of about $12 million to $14 million this year. But you reiterated the full year EPS guidance, so essentially lower EBITDA guide. Is the reduction in the EBITDA guide solely related to tariffs or were there other drivers? And then maybe help square that with the increase in free cash flow guidance.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer
Yes. I'll be happy to cover all of that, Chris. Yes, so we told you about a $12 million to $14 million full year benefit from changing the lives of our Store of the Future-related assets. So that's obviously a benefit relative to where we were. What we're seeing in the opposite direction, as we've talked about, is gross margin rate pressure in the second half of the year, which largely is offsetting that benefit. So to your point, that is causing EBITDA to come down to some degree relative to where we were.

The offset for that in terms of the free cash flow guidance is that CapEx is a bit lower -- quite a bit lower than our prior expectation. We're getting some benefit in things like maintenance CapEx. We had a handful of stores drop off the Store of the Future list, so there's a little bit of a saving there. And just generally, we're trying to sharpen our pencil on CapEx as we go through the year and making sure that we're spending that CapEx as efficiently as we can, so we're realizing some savings as we do that. So they were the 2 big deltas in the increase -- a lower EBITDA, as you pointed out, offset by lower CapEx on a full year basis.

Christopher Prykull Goldman Sachs Group Inc., Research Division - Equity Analyst

Okay. Great. That's really helpful. Thanks for the clarification. Maybe a bigger-picture question. Can you walk us through your thoughts around the strategic rationale for store growth, how you're thinking about the annual growth rate going forward? Do you have a long-term store target, do you have an annual unit opening target? Just some more color there would be helpful.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Chris, this is Bruce. I'll start off and ask Jonathan to round out. First and foremost, just really pleased that this year is our first year of net positive store growth since 2012, I believe, which is great. We did -- as part of our Operation North Star study, we did a whole marketplace analysis to understand how big is big in terms of brick-and-mortar footprint. And that got us excited about what could be. We're still working through those numbers as we look at the demographics and the financials around that, and can you actually get the space? So we're excited about what that could be. It does make sense for us, many of our customers depend on brick-and-mortar. And as we look at online and omnichannel as well, they play nicely together.

So what I will tell you is that our new stores that we've opened have performed better than expected and they get high -- or actually mid-teen IRR results. They're very consistent. And we're good at opening these stores. We've got a great team doing that. And so we see it as a potential meaningful growth opportunity for us, along with our online growth in an omnichannel world.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer
Yes. And Chris, just to add to that, as Bruce said, we think there is a significant potential opportunity in new stores. We're not ready to fully quantify that yet, but we're encouraged by the performance of the new stores we have opened. We've got a track record of opening new stores with very reliable ROIs, which are well above our cost of capital. So we're looking at the runway on that going forward, and we'll give more color over the next couple of earnings calls.

The one other thing I would add is that as our other initiatives gather momentum and drive productivity higher, that potentially increases the number of opportunities we have to open new stores with returns that significantly exceed our cost of capital.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

Operator

Our next question comes from the line of Anthony Chukumba with Loop Capital Markets.

Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - SVP
So I just had a question. You commented on food and the fact that the competitive environment continues to be quite fierce. I guess, I was just looking for a little bit more color there. Is that, that there are more retailers out there selling food? Is it that everyday prices have come down? Is it that there's more promotions? Is it a sort of a combination of all those things?

And how do you -- I mean, I know you're making some tweaks to your merchandising in terms of focusing on what sounded like more on snacks. But I was just wondering how you'd sort of combat that?

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
Anthony, I'll jump in on that one. As we indicated, Jennifer's really responding within our assortment to some more of that entertaining type of product, so the snacking, the candies, the beverage, the coffees. And we are seeing a slowdown in the staple products. But the good news is our most productive area in food are the snacking categories, so we really want to lean into those. And that's what Q2's assortment change reflected for us. And we also will really be taking advantage of some of those traffic-driving items during the back half of the year that have really resonated with Jennifer within that category. And of course, when we do that, we see a really nice overall halo to the entire store.

Operator

Our next question comes from the line of Karen Short with Barclays.

Renato Oscar Basanta Barclays Bank PLC, Research Division - Research Analyst

This is actually Renato Basanta on the line for Karen. So just to follow up on Paul's question on Store of the Future. Can you just remind us how many stores you had in year 2 in the second quarter and how many you'll have by 3Q end?

And then as you lap year 1 for these stores, I'm curious if you're seeing any meaningful changes in the way the customers' shopping the store in year 2, whether from a category basket or frequency perspective, any color there would be helpful.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer
I can give you a couple data points on that, that will hopefully answer your specific question. So we started the year with 200 stores in the Store of the Future format. We have about 215 we're expecting to remodel over the course of the year, plus the 50 new stores are in the Store of the Future format. So that brings us up to that sort of 460-ish or so count by the end of the year. In the comp base at the beginning of Q3, there were 260 Store of the Futures.

Renato Oscar Basanta Barclays Bank PLC, Research Division - Research Analyst

Okay. And then just any changes in the way the customers' shopping the store in year 2 versus year 1? Or maybe like frequency or basket or anything like that?

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
I would tell you, from a category performance perspective, as you know, we've seen great lifts within our Furniture, Soft Home and Seasonal. And those categories continue to drive the performance in year 2. Again, the higher-margin categories. So we're pleased with the results that we're seeing with those categories. It's been very consistent.

Renato Oscar Basanta Barclays Bank PLC, Research Division - Research Analyst

Okay. And then just my second question, it's really related to e-commerce, specifically profitability as you roll out BOPIS. I was hoping you could just dive deeper into the trends there and maybe talk about the puts and takes on profitability you may be seeing, and perhaps just share any metrics you may be tracking as you gauge progress.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director

Yes. I'll start there. The e-comm business continues to get better. I think in '18, we did about $40 million, $45 million in sales with a loss around $8 million, $9 million. This year, we've talked about it before, $55-plus million at a lower loss and on our way to breakeven, potentially profitability in this. As you look at it, one of the things that was very important for us is knowing that our customer, and through the research we did, our customer relies on online. In fact, we know over 20% of her shopping begins online, and that over 50%, roughly around 54%, of our customers have an Amazon Prime account. That's important to know and that's why we accelerated our launch of BOPIS, buy online, pick up in store, this year. There was a pilot back in May, and just late in July, we extended that across our entire fleet, doubling -- nearly doubling the amount of SKUs and offerings to our customer.

And what we're really excited about is that she's loving it. She's absolutely loving it. We're pleased to see her buying into Furniture, Soft Home products, as well as all categories in a significant way. Her ticket is bigger, the frequency is bigger, good conversion. The stores are enjoying it. When she comes in, she's shopping a little bit more.

So our expectations are great for this new capability, and it's a very profitable way to enter online in a more significant way. As we didn't have to ship these SKUs from a centralized DC, they're in the store. So we like that.

And it's starting to give us insight into how big it can be and how we can lever it in Q3, Q4 and 2020 and what else we can do. I will say that we continue to grow our loyalty database of customers, 50% of those come from online. So as we grow and lean into this new strategic initiative, we'll see that grow as well. So overall, we continue to get better in e-commerce and we consider it a growth opportunity in the future.

Operator

(Operator Instructions) Our next question comes from the line of Jason Haas with Bank of America Merrill Lynch.

Jason Daniel Haas BofA Merrill Lynch, Research Division - Analyst
How are you thinking about investment needs for The Lot or some of these other merchandising initiatives that you laid out? And then just maybe more broadly, just how you're thinking about capital allocation now between some of these investment opportunities versus debt paydown or buybacks?

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Jason, I'll start off and maybe hand things off to Jonathan here. Glad you brought up The Lot. We're excited about The Lot. I just wanted to take a moment to talk about that. The Lot is one of the things that we've come up with from our research, Operation North Star, talking to our customers. It really was founded and trialed by the theory, a confirmed theory, that she loves surprise and delight, she loves a great deal, good quality.

The Lot fits nicely in our Store of the Future format. It sits up in the front of the store, right when you walk in, disrupts the shopping pattern, really makes her have to grab a basket or a cart to complete the shopping because it's exciting. It's only 500 square feet. It's only 500 square feet, it's not a meaningful investment in terms of CapEx for the store and it's got a nice low single-digit lift in the test stores that we've tried at this point. So it can be a meaningful rollout for us in the future.

And this, along with the other strategic initiatives we've labeled or laid out today, are all part of our next 90 days and sequencing our rollout of all the growth opportunities we have that will then pretty much lay out the CapEx plan, on operating plan, et cetera. So we're in the mix of it right now. And I'll hand it off to Jonathan to add anything.

Jonathan E. Ramsden Big Lots, Inc. - Executive VP & Chief Financial & Administrative Officer

Sure. Let me just -- thanks, Bruce. Jason, let me first just comment on debt levels. So at the end of Q2, as you've seen, we were up about $145 million year-over-year. We expect that delta to significantly abate as we go through the balance of the year. And if we complete our sale of the California DC within the fiscal year, we would expect to be in a better position year-over-year with our debt levels at the end of the year. If not, we would at least be closer to where we were at the end of last year. So we do see the debt level coming down somewhat over the balance of the year.

From a go-forward capital allocation perspective, I think broadly our thoughts will remain to allocate capital to where we're going to get the greatest risk-adjusted return. That's a determination and a process that we will continue to look at quarter-by-quarter as we go forward. It's a little early, as Bruce just said, for us to give specific commentary on that coming into 2020. But as we get to December and certainly as we get to the March earnings call, we'll be able to give a lot more color on how we're thinking about that going into 2020 once we've got more visibility on the return on invested capital of all these different projects that we're currently executing.

But I think the important point is we see many opportunities in the pipeline with very strong return on investment well ahead of our weighted average cost of capital.

Jason Daniel Haas BofA Merrill Lynch, Research Division - Analyst
Great. And then as a follow-up, I had a question on just how you're thinking about mitigating the tariff impact. I understand there's an impact this year. But just going forward, do you think there's more offsets maybe to come in terms of -- I think China represents about 21% of your direct imports. So is there any potential to take down that number? Or just any other potential offsets to think about as we think about the go forward number.

Bruce K. Thorn Big Lots, Inc. - CEO, President & Director
Yes, Jason -- thanks, Jason. Just to hit on a few points here. We're all dealing with the tariffs, trade tensions, et cetera. The way that we have been dealing with it is changing prices where it makes sense, negotiating the cost with vendors, dropping the units where it makes sense, also making room in the P&L to compete and win in the moment.

And one of those areas is changing the sourcing. That takes a little longer, but we did have a start on that from work we've done in the past. And we've moved some where it makes sense. And you've got to be cautious about that as well because everyone's running to another country and then it becomes capacity and quality issues, et cetera. So we're all dealing with this.

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AUGUST 30, 2019 / 12:00PM, BIG - Q2 2019 Big Lots Inc Earnings Call

And I guess really the takeaway is it's out of our control. We deal with it. Big Lots was a great value before the trade tensions hit and well positioned and will remain a good value to our customers through it and afterwards. And so we'll continue to mitigate it with everything we have.

Operator

Thank you. There are no additional questions at this time. I'll turn the floor back over to Andy Regrut.

Andrew D. Regrut Big Lots, Inc. - VP of IR

Okay. Thank you, everyone. Melissa, would you please close the call with replay instructions?

Operator

Thank you. Ladies and gentlemen, a replay of this call will be available to you by 12 noon Eastern Time today, August 30. The replay will end at11:59 p.m. Eastern Time, Friday, September 13, 2019.

You may access the replay by dialing toll-free 1 (877) 660-6853 and enter the replay confirmation number 13694043 followed by the pound sign.You may also dial 1 (201) 612-7415 and enter the replay confirmation number 13694043 followed by the pound sign.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

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